Exhibit 10.12

AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT

This Amendment Number Two is made as of December 1, 2008, to the Employment Agreement dated as of July 15, 1996 (the “Agreement”), by and between Surrey Bank & Trust and Edward C. Ashby III (“Executive”). This Amendment is being made solely to conform the provisions of the Agreement to the requirements of Section 409A and 280G(e) of the Internal Revenue Code of 1986, as amended (“Code”).

1. Paragraph 10(e) of the Agreement is amended to read as follows:

“(e) Such amounts payable pursuant to this Paragraph 10 shall be paid in one lump sum within sixty (60 days) following termination of this Agreement.”

2. The Agreement is amended by adding the following Paragraphs 15, 16 and 17:

15. Delayed Payments to Specified Employee of Publicly Traded Corporation. If the Officer qualifies as a “specified employee” within the meaning of Treasury Regulation 1.409A-1(i) and if the Bank determines that any benefit paid to the Officer hereunder is deferred compensation as defined by Section 409A of the Code, then notwithstanding anything herein to the contrary, the Bank shall, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Officer under Section 409A of the Code, accumulate any payments of such benefit due hereunder and pay such benefit to the Officer in a lump-sum payment on the first day of the seventh month following the date of the Officer’s termination of employment.

16. Compliance with Code Section 409A; No Deferral of Compensation. In interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall comply with the terms of Section 409A of the Code, and in the event of any inconsistency with the terms of Section 409A of the Code, the Corporation shall reform the violating provision so as to meet such terms. All payments of compensation due to Officer for the performance of services pursuant to this Agreement, other than those provided for under Section 10 above, shall be paid to Officer no later than two and one-half months following the year in which the Officer performed such services or, if later, the year in which the Officer attained a vested right to the payment.

17. Compliance with ESSA. To the extent that any payment under this Agreement would constitute a prohibited parachute payment under Section 111(b)(2)(C) of the Emergency Economic Stabilization Act of 2008 (“EESA”), the Bank agrees to pay executive an additional payment equal to the prohibited payment on July 1, 2012, or if later, the earliest date when Section 111(b)(2)(C) of EESA no longer prohibits such payment. Such payment shall be made in a single lump sum in cash, without interest. The Executive or Participant may be entitled to severance payments from multiple agreements and plans with the Bank. The Bank, it its sole discretion, shall determine which payments shall be delayed in order to comply with ESSA. Notwithstanding anything in this paragraph to the contrary, the additional amounts due under the Agreement shall not be paid if the Treasury Department or other governmental agency issues guidance subsequent to the date of this Agreement that would prohibit such payment. A prohibited parachute payment shall be interpreted in a manner that is consistent with Notice 2008-TAAP, Notice 2008-94 and all other current or future guidance issued pursuant to Section 111(b)(2)(C) of EESA or Section 280G(e) of the Internal Revenue Code of 1986, as amended.”

3. No other terms and conditions of the Agreement are affected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment (Surrey Bank & Trust by its duly authorized officer) effective as of the day and year first written above.

SURREY BANK & TRUST

By:	/s/ Mark H. Towe
Mark H. Towe
Senior Vice President

OFFICER

/s/ Edward C. Ashby, III		(SEAL)
Edward C. Ashby III